EXHIBIT 99.1

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Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES POSITIVE PHASE III DATA FOR SANCTURA XR™

Compound Achieves Primary Endpoints and Establishes New Benchmark for Tolerability

in the Treatment of Overactive Bladder

Investor Conference Call Planned for June 15, 2006, 9:00 A.M. Eastern Time

LEXINGTON, MA, June 15, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced data from the first of two Phase III clinical trials with SANCTURA XR for overactive bladder (OAB). SANCTURA XR is the once-daily formulation of SANCTURA®, which is currently marketed for overactive bladder. The data from the recently completed trial showed that SANCTURA XR met its primary endpoints, reduction in frequency of urination (toilet voids) and reduction in number of urge incontinent episodes. The trial also achieved all of its key secondary endpoints, including an increase in volume voided and a reduction in the severity of urgency, a defining symptom of OAB. In addition, the drug was extremely well tolerated and had a very low incidence of dry mouth which is a common side effect in patients treated for overactive bladder. The Company will host a conference call and webcast today at 9:00 a.m. eastern time (details follow below).

“We have taken a very good drug in SANCTURA and, with advanced technology, made it better,” stated Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “With SANCTURA XR, I believe we have established a new benchmark in tolerability for oral drugs for the treatment of overactive bladder with a dry mouth incidence of 8.7 percent. SANCTURA, which has been marketed for nearly two years, already has excellent characteristics including low CNS side effects, lack of metabolic drug-drug interactions, rapid onset of action, and is excreted largely unchanged into the target organ, the bladder. SANCTURA XR has all of these benefits and the convenience of once-daily dosing. With the results of this trial, Indevus and our partner, Esprit Pharma, have the opportunity to significantly improve the treatment of overactive bladder patients with SANCTURA XR. We are looking forward to announcing the results of our second trial in July and filing an NDA before the end of the calendar year.”

Study design

Both trials in the Phase III clinical program are randomized, double-blind, placebo-controlled trials comparing the reduction in the frequency of urination and the reduction in urge urinary incontinence episodes among drug-treated patients versus placebo patients. This 12-week trial measured the effects of SANCTURA XR 60 mg versus placebo, once-daily, on symptoms of OAB. The trial included 601 patients, 298 treated with SANCTURA XR and 303 treated with placebo, at 55 clinical sites in the United States.

Patient entry criteria included urinary frequency of 10 or more toilet voids per day, symptoms of OAB (including urgency) lasting at least six months, and an average of one or more incontinence episodes per day. Patients were excluded if the major reason for their urinary frequency or urine loss was stress incontinence. The average age and gender of patients were similar for both the SANCTURA XR and placebo groups, with an overall average age of 59 years and 85 percent women. Approximately 83 percent of these patients are participating in an ongoing nine-month open label extension of the study.

Study findings

Patients treated with SANCTURA XR experienced statistically significant (p<0.0001) improvement in number of toilet voids per day at the end of the 12-week trial, compared to patients on placebo. At Week 12, SANCTURA XR patients had 2.81 fewer toilet voids per day compared to baseline, and placebo patients had 1.99 fewer toilet voids per day compared to baseline. The magnitude of improvement in number of toilet voids for the SANCTURA XR group compared with the placebo group was statistically significant beginning at Week 1 and continued to increase at Weeks 4 and 12 of the trial.

SANCTURA XR patients also experienced statistically significant (p<0.0001) improvement in number of urge urinary incontinence events per day at the end of the 12-week trial, compared to placebo patients. At Week 12, SANCTURA XR patients had a 78 percent median reduction in the number of incontinence episodes per day, whereas, 56 percent of the placebo-treated patients had the same effect. The magnitude of incontinence episode reduction for the SANCTURA XR group compared with the placebo group was statistically significant beginning at Week 1 and continued to increase at Weeks 4 and 12 of the trial.

The improvement in volume voided per void for SANCTURA XR patients was statistically significant beginning at Week 1 and continuing through Week 12 (p=0.004), with an increase of 30 milliliters (mL) at Week 12, compared to an increase of 19 mL in placebo patients. Treatment with SANCTURA XR also led to a statistically significant improvement (decrease) in average urgency severity, another key symptom of OAB, beginning at Week 1 and continuing through Week 12 (p=0.0004). These findings are consistent with the expected pharmacodynamic effects of SANCTURA XR and the increase of maximum bladder capacity caused by anticholinergic relaxation of the detrusor muscle.

The study completion rate for SANCTURA XR was 88 percent, and 90 percent for placebo. Four percent of SANCTURA XR patients and 4 percent of placebo patients discontinued the study due to adverse events.

SANCTURA XR was well tolerated as evidenced by its adverse event profile that included the most common adverse events associated with the antimuscarinic class of drugs, dry mouth and constipation. The incidence of dry mouth observed in SANCTURA XR patients was 8.7 percent, compared to 3.0 percent with placebo. These incidence rates are lower than those that have been reported in SANCTURA patients (20.1 percent for SANCTURA vs. 5.8 percent for placebo). The incidence of constipation was reported in 9.4 percent of SANCTURA XR patients compared to 1.3 percent with placebo. Nervous system disorders were reported in 2.7 percent of SANCTURA XR patients compared to 4.0 percent with placebo. Specifically, headache was reported in 1.0 percent of SANCTURA XR patients compared to 2.6 percent with placebo. In addition, blurred vision was reported in 1.0 percent of SANCTURA XR patients compared to 0.7 percent with placebo.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 a.m. eastern time on June 15, 2006. The live call may be accessed by dialing 800-599-9829 from the U.S. and Canada, and 617-847-8703 from international locations. The participant passcode is 31643455. A replay of the call will be available beginning at 11:00 a.m. on June 15, 2006 and lasting until 12:00 a.m. on July 14, 2006. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 60814325.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About SANCTURA and SANCTURA XR

SANCTURA and SANCTURA XR belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure. In animal studies, SANCTURA does not appear to cross the blood-brain barrier. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and it is excreted largely unchanged in the urine.

About SANCTURA

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing, and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.